Exhibit 99.1

Medbox Appoints Jeff Goh to Board of Directors

(LOS ANGELES, CA, October 20, 2015) – Medbox, Inc. (OTCQB: MDBX), a leading cannabis company focused on quality products, compliance, operational excellence and continuous innovation, today announced that Jeff Goh, President and interim Chief Executive Officer, has been appointed to the Company's Board of Directors.

Goh, 51, has served in his current role with Medbox since June of this year. He joined the company as Chief Operating Officer in April 2015 and was a consultant to Medbox since August 2014.

Throughout his career, Goh has focused on leading and developing businesses involved in fast-growing sectors of food, technology and international commerce. His professional experience includes more than three decades in executive management capacities with the Frito Lay division of PepsiCo and Procter & Gamble, as well as helping smaller companies scale their business models.

Immediately prior to joining Medbox, Goh was CEO of Heart Brand Foods, which has a patented technology to make heart-healthy snack food products that help reduce LDL cholesterol. He also served as CEO of Two Chefs on a Roll, a designer and custom producer of private label food products.

Ambassador Ned L. Siegel, Chairman of Medbox, said, “Jeff Goh’s appointment as a director reflects the leadership he has demonstrated ushering in a new era for Medbox, and with his talented team, helping to position the company to pursue growth opportunities in the cannabis sector. We look forward to the positive influence and guidance he will provide as a member of our board.”

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, pursuing growth opportunities in the cannabis sector, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

investor@pondel.com